Exhibit 10.2

INTERNATIONAL DISTRIBUTION AGREEMENT
This INTERNATIONAL DISTRIBUTION AGREEMENT (this “Agreement”), dated as of August 23, 2016, by and between Craft Brew Alliance, Inc., a Washington corporation (“CBA”) and ANHEUSER-BUSCH WORLDWIDE INVESTMENTS, LLC, a Delaware limited liability company (“AB”).
WHEREAS, CBA desires to appoint AB as its sole and exclusive distributor of all CBA brand malt beverage products (the “CBA Products”) in the Covered Territories and AB desires to act as the sole and exclusive distributor of the CBA Products in the Covered Territories, in each case pursuant to the terms and subject to the conditions set forth in this Agreement;
WHEREAS, AB will thereupon conduct the sales, marketing and distribution of the CBA Products that are Products hereunder pursuant to the terms and subject to the conditions set forth in this Agreement;
WHEREAS, CBA and an Affiliate of AB (i) previously entered into that certain Amended and Restated Master Distributor Agreement, dated as of May 1, 2011, providing for the distribution of certain CBA Products by an Affiliate of AB within the United States and certain territories and possessions thereof and (ii) concurrently with the date hereof, are entering into Amendment No. 3 to the Amended and Restated Master Distributor Agreement, providing for the modification of certain commercial terms thereof (the Amended and Restated Master Distributor Agreement, as amended by Amendment No. 3, the “Master Distributor Agreement”);
WHEREAS, CBA and an Affiliate of AB (i) previously entered into that certain Amended and Restated Exchange and Recapitalization Agreement, dated as of May 1, 2011, providing for certain rights of an Affiliate of AB as a shareholder of CBA and (ii) concurrently with the date hereof, are entering into Amendment No. 1 to the Amended and Restated Exchange and Recapitalization Agreement, providing for the modification of certain terms thereof (the Amended and Restated Exchange and Recapitalization Agreement, as amended by Amendment No. 1, the “Exchange and Recapitalization Agreement”); and
WHEREAS, concurrently with the date hereof, CBA and an Affiliate of AB are entering into that certain Contract Brewing Agreement providing for the brewing, bottling and packaging of certain CBA Products by an Affiliate of AB within the United States (the “Contract Brewing Agreement”).
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS
Unless otherwise indicated, terms used herein shall have the meanings assigned below:
“AB” shall have the meaning assigned to it in the preamble hereof.
“AB Brewed Products” shall mean any Products brewed by AB pursuant to any brewing agreement between AB or its Affiliates, on the one hand, and CBA or its Affiliates, on the other, including the Contract Brewing Agreement and, to the extent the parties enter into such agreement pursuant to Section 16.01, the International Brewing Agreement.
“AB Brewed Product Price” shall mean $30.00 per Barrel, as such price shall be increased on an annual basis on the first day of each Calendar Year beginning 2018 by a percentage equal to 50% of any increase in the GDP Price Deflator as of such date as compared to (i) with respect to the 2018 Calendar Year, the date hereof and (ii) with respect to each subsequent Calendar Year, the first day of the immediately preceding Calendar Year.
“AB Creative Materials” shall mean any Marks and Creative Materials created by AB or its Affiliates in connection with the Products, any derivatives of the foregoing or any embodiments of any of the foregoing, and all Intellectual Property Rights therein.
“AB Marks” shall mean all Marks created by AB or its Affiliates to be used in connection with the Products.
“AB Surrender Date” shall have the meaning assigned to it in Section 3.01(b).
“Accounting Firm” shall have the meaning assigned to it in Section 18.01.
“Additional Agreements” shall have the meaning assigned to it in Section 19.15.
“Affiliate” shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 50% or more of the equity securities having ordinary voting power in the election of directors of such Person, or (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person; provided that, for the avoidance of doubt, AB shall not be considered an Affiliate of CBA.
“Annual Forecast” shall have the meaning assigned to it in Section 5.01.
“Appraiser” shall have the meaning assigned to it in Section 17.02.
“Barrel” shall mean a unit of volume measurement equal to 31 gallons.

“Benchmark Annual Volume” shall mean, with respect to each Transition Territory and subject to adjustment as provided in the last sentence of Section 11.05(b), (i) for the 2017 Calendar Year, the amount of Barrels set forth opposite such territory on Schedule 1.01(b) hereto and (ii) for any subsequent Calendar Year, the amount of Barrels sold by the Existing Distributor in the relevant Transition Territory during the last full Calendar Year preceding the transition of such territory; provided that, in the event that the surrender or early termination of the Existing Distributor’s rights with respect to any Transition Territory occurs after the first day of a given Calendar Year, the Benchmark Annual Volume for such Transition Territory with respect to such Calendar Year shall be prorated to account for the applicable portion of such Calendar Year that AB had distribution rights. CBA shall provide to AB relevant shipping and other records to verify sales in the relevant Transition Territory during each applicable Calendar Year.
“Brand Manuals” shall mean the brand manuals for the Products which describe the visual identity of the Products, as such materials may be revised from time to time by CBA.
“Business Day” shall mean any day of the year in which banks are not required or authorized to close in New York, New York.
“Calendar Quarter” shall mean each three-month period from January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31.
“Calendar Year” shall mean the 12-month period commencing at 12:01 a.m., January 1 and terminating at midnight, December 31, in each case Eastern Standard Time; provided that, with respect to 2016, “Calendar Year” shall mean the remaining portion of the 2016 calendar year following the date hereof and terminating at midnight, December 31, 2016.
“CBA” shall have the meaning assigned to it in the preamble hereof.
“CBA Brand” shall mean any brands of products sold by or on behalf of CBA under a common CBA Mark (e.g., Kona), together with any sub-brands or brand extensions of such brands.
“CBA Brewed Products” shall mean any Products brewed by CBA at the facilities of CBA or its Affiliates.
“CBA Brewed Product Price” shall mean $40.00 per Barrel, as such price shall be increased on an annual basis on the first day of each Calendar Year beginning 2018 by a percentage equal to 50% of any increase in the GDP Price Deflator as of such date as compared to (i) with respect to the 2018 Calendar Year, the date hereof and (ii) with respect to each subsequent Calendar Year, the first day of the immediately preceding Calendar Year.

“CBA Common Stock” shall mean the shares of common stock of CBA, par value $0.005 per share.
“CBA Creative Materials” shall mean all Creative Materials created by CBA or its Affiliates, the Brand Manuals and any derivatives of the foregoing or any embodiments of any of the foregoing, and all Intellectual Property Rights therein.
“CBA Marks” shall mean (i) all Marks used in connection with the Products listed in Schedule 1.01(a) and (ii) all other Marks as may be owned by CBA or its Affiliates and provided to AB or its Affiliates for use in connection with the Products.
“CBA Delivery Cost” shall have the meaning assigned to it in Section 5.07.
“CBA Production Cost” shall mean the production and materials costs actually incurred by CBA for the manufacture, brewing, bottling, labeling, packaging and storage of the Products.
“CBA Products” shall have the meaning assigned to it in the recitals hereof.
“Change of Control Event” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) excluding, for the avoidance of doubt, AB or any of its Affiliates except pursuant to a Qualifying Offer, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, in one transaction or a series of related transactions (whether by merger, consolidation, business combination, acquisition, tender offer, exchange offer, amalgamation, equity investment, joint venture or otherwise), of 50% or more of the equity securities of CBA (or of the surviving entity in any merger, consolidation, share exchange or other business combination involving CBA or the resulting direct or indirect parent of CBA or such surviving entity) entitled to vote for members of the board of directors or equivalent governing body of CBA (or such surviving or parent entity) on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (ii) a change in the composition of the board of directors of CBA during any period of 12 consecutive months such that individuals who at the beginning of such period constituted the board of directors of CBA (together with any new directors whose election by the board of directors of CBA, or whose nomination for election by the shareholders of CBA, was approved by a vote of a majority of the directors of CBA then in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of CBA then in office; or (iii) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) in any manner (whether by disposition, lease, license, exchange or other transfer), in one transaction or a series of related transactions, of (A) 50% or more of the consolidated assets of CBA and its subsidiaries

(based on the fair market value thereof), including through the acquisition of one or more subsidiaries of CBA owning such assets or (B) the Kona brand or any Intellectual Property Rights, the disposition of which (without giving effect to any license back to CBA and its Affiliates) would cause CBA to no longer be able to produce, manufacture, brew or distribute the Kona brand products (or products associated with any Kona sub-brand or brand extension).
“Claim” shall have the meaning assigned to it in Section 9.09 hereof.
“Commencement Date” shall mean (i) with respect to the Initial Territories, the date hereof, (ii) with respect to each Existing Territory that is not an Initial Territory, the date on which AB (or any designee thereof) shall commence distribution of Products in such territory under this Agreement in accordance with Article II and (iii) with respect to any New Territory, the date on which AB (or any designee thereof) shall commence distributing Products in such territory under this Agreement in accordance with Section 10.01.
“Confidential Information” shall have the meaning assigned to it in Section 15.01.
“Contract Brewing Agreement” shall have the meaning assigned to it in the recitals hereof.
“Covered Territories” shall mean (i) each of the Initial Territories and (ii) from and after the applicable Commencement Date with respect thereto, each Transition Territory and each New Territory.
“Creative Materials” shall mean any Mark, device, theme, jingle, configuration, concept, advertisement or other Materials or creative ideas created, used or intended for use in connection with the advertising, marketing, promotion or sale of the Products.
“Dispute Notice” shall have the meaning assigned to it in Section 18.01.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
“Exchange and Recapitalization Agreement” shall have the meaning assigned to it in the recitals hereof.
“Excluded CBA Brand Products” shall have the meaning assigned to it in Section 3.01(b).
“Excluded Territory” shall have the meaning assigned to it in Section 3.01(b).
“Exclusion Notice” shall have the meaning assigned to it in Section 3.01(b).
“Existing Distributor” shall mean CraftCan Travel LLC.

“Existing International Distribution Agreement” shall mean the Distribution Agreement, dated as of February 1, 2015, by and between CBA and the Existing Distributor.
“Existing Territories” shall mean the countries or regions with respect to which the Existing Distributor holds the distribution rights as of the date hereof under the Existing International Distribution Agreement, which Existing Territories are listed on Schedule 1.01(b).
“Export Manager Fee” shall mean $100,000 for Calendar Year 2017. For each subsequent Calendar Year, the Export Manager Fee shall be the amount effective for the preceding Calendar Year, as increased based on the GDP Price Deflator pursuant to the methodology set forth on Schedule 1.01(d).
“Fair Market Value” shall have the meaning assigned to it in Section 17.02.
“Force Majeure” shall have the meaning assigned to it in Section 19.05.
“GDP Price Deflator” shall mean the gross domestic product (“GDP”) implicit price deflator with respect to overall GDP as officially published by the United States Bureau of Economic Analysis or any substitute index hereafter adopted by the United States Department of Labor.
“Governmental Approvals” means all authorizations, consents, approvals, registrations, permits and licenses of, and declarations and filings with any governmental entity.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Initial Territories” shall mean the countries or regions listed on Schedule 1.01(c).
“Intellectual Property Rights” shall mean all intellectual property and similar proprietary rights in any jurisdiction including (i) all rights in copyrights, works of authorship (whether or not copyrightable) and copyrightable subject matter, Marks, patents, inventions, rights of publicity, know-how, technical information, confidential information, brewing formulas, bottle molds, recipes, manufacturing processes or trade secrets and (ii) any applications, issuances or registrations for any of the foregoing.
“International Brewing Agreement” shall have the meaning assigned to it in Section 16.01.
“International Royalty Fee” shall have the meaning assigned to it in Section 5.08.
“Law” shall mean any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Liabilities” shall have the meaning assigned to it in Section 12.01.
“Mark” shall mean any trademark, service mark, trade name, trade dress, slogan or other similar source indicator, all registrations and applications for registration associated therewith, all common law rights associated therewith, and all goodwill associated with any of the foregoing.
“Marketing Plan” shall have the meaning assigned to it in Section 6.01.
“Master Distributor Agreement” shall have the meaning assigned to it in the recitals hereof.
“Materials” shall mean any materials including any documents, information, designs, drawings, plans, proposals and instructions, whether in written, electronic, optical or other form or medium.
“Modified Product” shall mean any Product, the formula, taste profile, alcohol content, ingredients, brand name or Marks of which are modified by CBA as contemplated by Section 9.03 hereof.
“New Product” shall mean any new malt beverage product that CBA or any of its Affiliates first begins to brew or first acquires after the date hereof and that CBA and its Affiliates sell or intend or propose to sell.
“New Product Offer Notice” shall have the meaning assigned to it in Section 6.01(e).
“New Territories” shall mean each additional country or region into which AB commences distribution of Products under this Agreement following the date hereof pursuant to Section 10.01.
“New Territory Notice” shall have the meaning assigned to it in Section 10.01.
“Offer Expiration Date” shall have the meaning assigned to it in Section 6.01(e).
“Original Termination Date” shall have the meaning assigned to it in Section 8.03.
“Party” shall mean either CBA or AB.
“Payment Toll Event” shall have the meaning assigned to it in Section 5.10(c).
“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, joint stock company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Port” shall mean, with respect to any shipment of CBA Brewed Products, the port to which AB has instructed CBA to make such shipment.
“Products” shall mean (i) the malt beverage products listed on Schedule 1.01(a) hereof and (ii) any New Products that become subject to this Agreement pursuant to Section 6.01(d) or 6.01(e) hereof. Unless the context otherwise requires, the term “Products” shall refer to the malt beverages, their containers, their labels and all packaging for the malt beverages and their containers.
“Proposed New Territory” shall have the meaning assigned to it in Section 10.01.
“Qualifying Offer” shall mean an offer or proposal made by AB or one of its Affiliates for the acquisition in any manner, directly or indirectly, in one transaction or a series of related transactions, of all of the issued and outstanding shares of the CBA Common Stock, par value $0.005 per share, of CBA, in each case (i) for an aggregate value of (A) from the date hereof to August 23, 2017, not less than $22.00 per share of CBA Common Stock, (B) from August 24, 2017 to August 23, 2018, not less than $23.25 per share of CBA Common Stock and (C) from and after August 24, 2018, not less than $24.50 per share of CBA Common Stock, in each case of clauses (A), (B) and (C), subject to adjustment for any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of the issued and outstanding shares of CBA Common Stock, (ii) on otherwise customary terms and conditions for a transaction of the type proposed by AB or such Affiliate; provided that, such customary terms and conditions shall in no event include any reverse termination fee payable by AB or any of its Affiliates and (iii) which AB or its applicable Affiliate indicates in writing it is ready and willing to enter into definitive documentation with respect thereto on such terms.
“Qualifying Offer Lapse” shall have the meaning assigned to it in Section 8.03.
“Registration Rights Agreement” shall have the meaning assigned to it in Section 19.15.
“Rights” shall have the meaning assigned to it in Section 17.02.
“Rights Call Notice” shall have the meaning assigned to it in Section 17.01.
“Term” shall mean the period of time commencing as of the date hereof and terminating on the date of termination of this Agreement in accordance with its terms.
“Third Party” shall mean any Person other than AB, CBA, their respective Affiliates and their respective directors, officers, employees, shareholders and agents.
“Transition Territories” shall mean each Existing Territory with respect to which CBA has obtained the surrender or early termination of the Existing Distributor’s distribution rights as described in Article II.

“U.S. Prime Rate” shall mean the U.S. prime rate as in effect from time to time and published in the eastern edition of The Wall Street Journal or a comparable newspaper if The Wall Street Journal shall cease publishing the U.S. prime rate.
ARTICLE II

TRANSITION OF INTERNATIONAL DISTRIBUTION RIGHTS
SECTION 2.01.    CBA represents and warrants to AB that, pursuant to the Existing International Distribution Agreement, the Existing Distributor is the sole and exclusive distributor for the CBA Products in the Existing Territories as of the date hereof. CBA hereby agrees to engage in good faith discussions with the Existing Distributor to seek a mutually agreeable early termination of the Existing Distributor’s distribution rights with respect to (i) the Existing Territories set forth on Schedule 2.01 hereto and (ii) such other Existing Territories as AB may identify to CBA in writing from time to time, in each case as promptly as practicable following the date hereof or the receipt of such request from AB, as applicable, and in accordance with applicable Law and subject to and in compliance with CBA’s rights and obligations under the Existing International Distribution Agreement. CBA shall keep AB reasonably informed of the status of all such discussions. From and after the date hereof, CBA shall not amend or modify the Existing International Distribution Agreement or otherwise enter into any agreement or arrangement with the Existing Distributor to expand or supplement the Existing Distributor’s distribution rights in any manner (including with respect to any territory that is not an Existing Territory).
SECTION 2.02.    If the Existing Distributor agrees to surrender or terminate its distribution rights with respect to the CBA Products in any Existing Territory specified by AB, CBA shall promptly notify AB thereof, including the proposed terms and conditions of such surrender or termination. CBA shall obtain AB’s written approval (which may be granted or withheld in AB’s sole discretion) prior to entering into any agreement with respect to the surrender or termination of an Existing Territory to AB or otherwise agreeing to any terms with respect thereto (but shall promptly enter into such agreements following approval thereof by AB). Without limiting AB’s consent rights set forth in the immediately preceding sentence, AB shall reimburse CBA for any fees payable by CBA to the Existing Distributor in connection with such surrender or termination, as well as for outside counsel fees reasonably incurred by CBA in connection with such surrender or termination; provided that AB shall under no circumstance be required to reimburse CBA for any payments or arrangements between CBA and the Existing Distributor arising out of CBA Product sales, cooperage, other transactions relating to the Existing Distributor’s distribution of the CBA Products or any other matters other than the voluntary surrender or early termination of the Existing Distributor’s distribution rights with respect to the applicable Existing Territories. If AB does not approve the proposed terms of surrender or termination with respect to any Existing Territory, CBA shall continue to use commercially reasonable efforts to negotiate the surrender or termination of the Existing Distributor’s distribution rights with respect to such Existing Territory on s uch alternative terms as CBA and AB may mutually agree, in each case in accordance with applicable Law and subject to and in compliance with CBA’s rights and obligations under the Existing International Distribution Agreement.
SECTION 2.03.    Without limitation or modification of Section 2.02, CBA shall use commercially reasonable efforts to ensure that any definitive agreement providing for the surrender or termination of an Existing Territory (i) expressly provides that AB shall be a third party beneficiary of such agreement and (ii) requires the Existing Distributor to provide to AB copies of all reports or data produced or obtained by the Existing Distributor concerning the sales, marketing and pricing of the CBA Products in the applicable Transition Territory and such other information concerning such CBA Products and their sales as may have been specified by AB to CBA prior to the execution of such agreement. CBA shall use commercially reasonable efforts to enforce against the Existing Distributor the requirements set forth in clause (ii) above, but (A) in no event shall CBA be required to commence any legal action against the Existing Distributor and (B) CBA shall not be deemed to have breached any of its obligations under this Agreement if the Existing Distributor fails to comply with such requirements, notwithstanding CBA’s exercise of such commercially reasonable efforts.
SECTION 2.04.    Unless otherwise consented to by AB, no surrender or termination of the Existing Distributor’s rights with respect to any Existing Territory shall be implemented less than 90 days after the date on which AB has provided its written approval of the terms of the surrender or termination with respect thereto; provided that, if CBA requests a shorter implementation period, AB shall not withhold its consent thereto if, in AB’s sole determination, it is able to perform its obligations under this Agreement with respect to such Existing Territory on such earlier date without cost or disruption.
SECTION 2.05.    CBA shall provide to AB notice of the surrender or termination of the Existing Distributor’s distribution rights in any Transition Territory and a copy of all documentation entered into in connection with such surrender or termination.
ARTICLE III

APPOINTMENT OF INTERNATIONAL DISTRIBUTOR
SECTION 3.01.    (a) Except for the rights of the Existing Distributor with respect to the Existing Territories until the surrender or termination thereof in accordance with this Agreement and subject to Section 3.01(b), from and after the date hereof, AB shall have the sole and exclusive right to distribute the CBA Products in all territories around the world other than the United States and its territories and possessions and, without limiting the foregoing, CBA shall not grant any such international distribution or other similar rights to any other Person. Effective upon the applicable Commencement Date with respect to each Covered Territory: (i) AB shall become the sole and exclusive distributor of the Products in such Covered Territory and AB shall thereupon have the exclusive right to distribute, and to determine and designate the sales and distribution channels with respect to, the Products in such Covered Territory, (ii) AB shall, in its sole discretion, determine the Products to be distributed in such Covered Territory, (iii) AB shall, in its sole discretion, sell or re-sell the Products (or cause the Products to be sold or re-sold) in such Covered Territory for such prices and on such terms and conditions as it may determine and (iv) AB shall have the sole and exclusive right to advertise, market and promote the Products in such Covered Territory and, pursuant to the provisions of this Agreement, use and exploit the CBA Marks and CBA Creative Materials in connection with such advertisement, marketing, promotion and distribution in such Covered Territory. At its option, AB may authorize and license its Affiliates or, with the prior written consent of CBA (which consent shall not be unreasonably withheld, conditioned or delayed), any Third Party designees (except to the extent the performance of activities by such Third Party designee was included in the Marketing Plan approved by CBA, in which case such prior written consent shall not be required) to undertake the activities described in the immediately preceding sentence in any Covered Territory.
(b)    Notwithstanding the foregoing, if AB and its Affiliates (i) entirely cease the international distribution of any CBA Brand or (ii) entirely cease the distribution of all CBA Products within a particular Covered Territory, in each case, for a consecutive period of at least 12 months (other than due to CBA’s failure to approve a Third Party designee reasonably selected by AB to undertake such distribution in accordance with Section 3.01(a)), CBA may elect to deliver written notice to AB indicating that CBA desires to exclude (A) the Products associated with such CBA Brand or (B) such Covered Territory, as applicable, from this Agreement (an “Exclusion Notice”). Within 30 days of AB’s receipt of an Exclusion Notice with respect to any CBA Brand or any Covered Territory, AB shall advise CBA whether AB intends to commence international distribution of such CBA Brand or to commence distribution within such Covered Territory, as applicable, under this Agreement. If (x) AB notifies CBA that it does not intend to commence international distribution of such CBA Brand or within such Covered Territory, as applicable, or (y) AB notifies CBA that it intends to commence international distribution of such CBA Brand or within such Covered Territory, as applicable, but does not commence such distribution within 120 days of so notifying CBA (the later of (x) or (y), the “AB Surrender Date”), CBA shall be permitted to enter into an alternative agreement for the international distribution of the Products associated with such CBA Brand or the distribution of the Products within such Covered Territory, as applicable, with any Person; provided that, (I) any such agreement must contain customary provisions regarding the term of such agreement and the termination rights of the parties thereto and, without limiting the generality of the foregoing, must be terminable by CBA on customary terms on not more than 90 days’ notice following (1) a Change of Control Event of the type described in clauses (i), (ii) or (iii)(A) of the definition thereof triggered by AB or any of its Affiliates or (2) the delivery of a Rights Call Notice by AB in accordance with Article XVII hereof, and (II) no such agreement shall contain any pricing terms that are more favorable to such distributor than are provided by CBA to AB hereunder. On the AB Surrender Date, the Products associated with such CBA Brand (the “Excluded CBA Brand Products”) or the specified Covered Territory (the “Excluded

Territory”), as applicable, shall be excluded from this Agreement for all purposes hereof and, thereafter, “Products” or “Covered Territory”, as applicable, shall be deemed to be defined without reference to the Excluded CBA Brand Products or the Excluded Territory, as applicable. CBA shall provide written notice to AB at least six months prior to any agreement with a Third Party distributor becoming terminable by CBA (including through the exercise of any option not to renew such agreement).
(c)    If (i) (A) CBA does not enter into a binding agreement for the international distribution of any applicable Excluded CBA Brand Products or the distribution of the Products within any applicable Excluded Territory, as applicable, with any other Person within 12 months of the AB Surrender Date with respect thereto, (B) CBA enters into such a binding agreement but distribution does not commence thereunder within 12 months of the applicable AB Surrender Date or (C) AB receives written notice from CBA as contemplated by the last sentence of Section 3.01(b) and (ii) within six months of such time, AB notifies CBA that AB desires to commence international distribution of such Excluded CBA Brand Products or within such Excluded Territory, as applicable, under this Agreement, (x) in the case of clauses (B) and (C), CBA shall terminate such agreement and (y) in each case of clauses (A), (B) and (C), the applicable Excluded CBA Brand Products or the Excluded Territory, as applicable, shall cease to be excluded from this Agreement and, upon the commencement of the distribution of such Excluded CBA Brand Products or within such Excluded Territory hereunder, shall be deemed to be Products or a Covered Territory, as applicable, under this Agreement for all purposes hereof.
SECTION 3.02.    Effective upon the applicable Commencement Date with respect thereto, other than any marketing activities conducted by CBA pursuant to Section 6.01(c), neither CBA nor its Affiliates shall undertake any of the activities specified to be undertaken by AB or its designees in Section 3.01(a) and, except pursuant to Section 3.01(b), neither CBA nor its Affiliates shall authorize any other Person to undertake any of the activities specified to be undertaken by AB or its designees in Section 3.01(a), in each case with regard to such Covered Territory. If any Third Party undertakes any of the activities specified to be undertaken by AB or its designees in Section 3.01(a) in such Covered Territory (other than Third Party designees authorized by AB and CBA pursuant to Section 3.01 to perform such activities or as permitted pursuant to Section 3.01(b)), AB may exercise all rights and remedies available to it against such Person and CBA shall take such steps reasonably requested in writing by AB to prohibit or halt any such activities. Nothing in this Section 3.02 shall be deemed to prohibit CBA or its Affiliates from undertaking consumer research or consumer testing in any of the Covered Territories.
SECTION 3.03.    AB shall not (and shall use its reasonable best efforts to cause its designees not to) resell any Products outside of the Covered Territories or to any Person believed by AB to intend the resale of the Products outside the Covered Territories.

ARTICLE IV

TRANSITION TO AB DISTRIBUTION
SECTION 4.01.    Effective as of the applicable Commencement Date with respect to each Transition Territory, AB shall replace the Existing Distributor as the sole and exclusive distributor of any and all CBA Products in such Transition Territory.
SECTION 4.02.    AB shall make such communications, execute such documents and instruments and take such other steps, in each case that are appropriate in its reasonable judgment in connection with the acquisition by AB of the distribution rights to the Products in each Covered Territory, it being understood that in no event shall AB be required to take any step inconsistent with applicable Law. At the written request of AB, but subject to applicable Law and to the reasonable review and comment of CBA (and at the expense of AB), CBA shall make such communications, execute such documents and instruments and take such other steps as may be requested by AB to facilitate or effect the transition of the distribution of the Products from the Existing Distributor to AB and its designees.
SECTION 4.03.    At least 90 days prior to (a) each applicable Commencement Date, CBA will make available to AB a Brand Manual for each of the Products set forth on Schedule 4.03 and (b) the commencement by AB of the distribution of any Product under this Agreement, CBA will make available to AB the CBA Creative Materials and CBA Marks used (or to be used, as applicable) in the marketing and sale thereof in the format reasonably requested by AB. In the event that CBA shall at any time update, modify or supplement such CBA Creative Materials or CBA Marks with respect to any Product, CBA shall reasonably promptly provide such updated, modified or supplemented materials to AB in the format reasonably requested by AB.
ARTICLE V

FORECASTS, ORDERING, DELIVERY AND PAYMENT FOR THE PRODUCTS
SECTION 5.01.    On September 30 of each Calendar Year, AB shall provide to CBA a non-binding written forecast, by Product, of its anticipated requirements for CBA Brewed Products, specifying brand, applicable label (based on the intended Covered Territory for distribution) and package for each month of the following Calendar Year (the “Annual Forecast”). The Parties shall discuss in good faith and mutually agree on any minimum amounts of such forecasted volumes that AB shall be obligated to order in any given calendar month and the maximum amounts in excess of such forecasted volumes that CBA shall be obligated to make available to AB in any given calendar month.
SECTION 5.02.    CBA agrees to sell to AB, and AB agrees to purchase from CBA and distribute, or cause to be distributed, in the Covered Territories, the quantities of CBA Brewed Products ordered by AB from time to time hereunder. On the fifteenth day of each calendar month, AB may issue a binding order to CBA for CBA Brewed Products to be delivered to AB prior to the end of the second succeeding calendar month. AB shall submit orders for CBA Brewed Products in a form and by a medium reasonably acceptable to CBA and AB. In connection with each order, AB shall designate the Port to which CBA shall deliver the Products.
SECTION 5.03.    Within 10 days after its receipt of an order placed by AB in accordance with Section 5.02, CBA shall confirm such order in writing (including by indicating the estimated date of delivery of the ordered Products to the applicable Port). CBA shall deliver the ordered Products to the applicable Port not later than the end of the second succeeding calendar month following CBA’s receipt of such order; provided that CBA shall provide AB with reasonable prior written notice of the expected actual delivery date of the ordered Products. The Parties shall discuss in good faith and mutually agree on the impact of any difference in the estimated date of delivery specified by CBA with respect to any such ordered Products and the actual delivery date of such ordered Products, taking into consideration each of the parties’ logistical needs. AB shall accept delivery of all Products duly delivered by CBA at the applicable Port.
SECTION 5.04.    CBA shall manage the export of the CBA Brewed Products ordered by AB under this Agreement from the United States as directed by AB. CBA shall package, palletize and prepare for shipment all ordered Products in accordance with mutually agreeable procedures established between the Parties (including that each pallet shall contain only one type of Product) and in accordance with applicable Law. CBA shall reimburse AB for any costs incurred by AB as a result of any improper packaging, palletizing or preparation of ordered Products. All shipments shall be accompanied by a packing slip that specifies the quantity and identity of the ordered Products.
SECTION 5.05.    All purchases of CBA Brewed Products by AB from CBA shall be on an F.O.B. Port (Incoterms 2010), freight prepaid basis, subject to reimbursement by AB in accordance with Section 5.07. CBA shall make appropriate arrangements to assure that the quality of the CBA Brewed Products ordered by AB is maintained until their arrival at the applicable Port. AB shall not be required to pay for any CBA Brewed Products that are damaged or spoiled prior to any such delivery. AB shall provide CBA with reasonable verification of any such damage or loss and, as directed by CBA and at the expense of CBA, AB shall return such damaged or spoiled Products to CBA or destroy such damaged or spoiled Products. AB and its designees shall be responsible for all logistics relating to the Products upon their arrival at the applicable Port and continuing through their distribution in the Covered Territories thereafter, including the clearing of Products through applicable customs at the point of import and the payment of all associated costs and other expenses, including duties and excise and other taxes (other than income and similar taxes applicable to CBA or any of its Affiliates). AB shall arrange for the delivery and shipment of the Products (with respect to CBA Brewed Products, following the delivery thereof to AB by CBA) to its Affiliates and designees, as applicable, in the Covered Territories, and CBA shall have no liability or obligation with respect to the transport or freight costs or liabilities resulting from such delivery and shipment.
SECTION 5.06.    From time to time, but not less than on an annual basis, the Parties shall discuss in good faith any updates or modifications to the shipping and delivery process for the CBA Brewed Products ordered by AB under this Agreement, including any potential transition to AB shipping and export of such Products; provided that, notwithstanding any such discussion, neither Party shall have any obligation to agree to any such updates or modifications.
SECTION 5.07.    No production cost shall be payable by AB to CBA in connection with the distribution of any AB Brewed Products under this Agreement. The production cost payable by AB to CBA in connection with orders of any CBA Brewed Products hereunder shall be the CBA Production Cost for each ordered Product. No later than 20 Business Days after CBA ships CBA Brewed Products ordered by AB hereunder from the applicable CBA brewery, CBA shall send to AB an invoice (the “CBA Invoice”) for (a) the CBA Production Cost thereof and (b) the out-of-pocket costs and expenses reasonably incurred by CBA in connection with the shipment of the Products to the applicable Port and any actions taken by CBA to manage the export of such Products (the “CBA Delivery Cost”). Within 30 days of receipt thereof, AB shall pay to CBA the amount of the CBA Production Cost and CBA Delivery Cost set forth in such CBA Invoice. AB shall have the right to dispute, in good faith, any calculation of the CBA Production Cost or CBA Delivery Cost included in a CBA Invoice in accordance with Section 18.01, in which case AB shall not be obligated to pay any disputed amount during the pendency of such dispute. From and after January 1, 2017, CBA shall employ the equivalent of at least one full time corporate inventory management employee to conduct (or shall assign to an existing CBA employee or employees responsibility with respect to) the coordination and administration of the logistics for the exportation, shipping and distribution of CBA Brewed Products ordered by AB under this Agreement and AB shall reimburse CBA 25% of the annual Export Manager Fee on a quarterly basis in respect of such corporate inventory management role (irrespective of the compensation that may actually be paid or payable by CBA to any such employee or employees) not later than 30 days following the end of each Calendar Quarter.
SECTION 5.08.    Not later than 30 days following the last day of each Calendar Quarter beginning with the Calendar Quarter ending September 30, 2016, with respect to Products delivered to AB or its Affiliates after the date hereof, AB shall pay to CBA, with respect to the volume of Products sold by AB or its Affiliates or its or their designees under this Agreement in such Calendar Quarter (such aggregate payment, the “International Royalty Fee”):
(a)    with respect to each Transition Territory:
(i)    for the volume of Products sold in each Calendar Year up to or equal to the Benchmark Annual Volume for such Transition Territory, the CBA Brewed Product Price; and

(ii)    for the volume of Products sold in each Calendar Year in excess of the Benchmark Annual Volume for such Transition Territory (x) for any such Products that are CBA Brewed Products, the CBA Brewed Product Price and (y) for any such Products that are AB Brewed Products, the AB Brewed Product Price; provided that any volume of CBA Brewed Products sold in such Transition Territory in each Calendar Year shall be first applied to calculating the volume sold in such Calendar Year for purposes of clause (i) before being considered excess volume under this clause (ii); plus
(b)    with respect to the volume of Products sold in any Covered Territory that is not a Transition Territory, (i) for any such Products that are CBA Brewed Products, the CBA Brewed Product Price, and (ii) for any such Products that are AB Brewed Products, the AB Brewed Product Price.
Concurrently with each payment of the International Royalty Fee by AB, AB shall provide to CBA reasonably detailed supporting documentation of the volume of Products sold by AB or its Affiliates or its or their designees in each of the Covered Territories in such Calendar Quarter and the applicable Calendar Year to date. In accordance with the procedures set forth in Section 18.01, CBA shall have the right to dispute AB’s calculation of such volume and the International Royalty Fee resulting therefrom.
SECTION 5.09.    Subject to Section 8.03, AB shall pay to CBA, not later than 30 days following the last day of (i) the 2016 Calendar Year, $3,000,000, (ii) the 2017 Calendar Year, $5,000,000 and (iii) the 2018 Calendar Year, $6,000,000; provided that, in the event this Agreement is terminated in any such Calendar Year, AB shall pay to CBA, not later than 30 days following the date of such termination, a prorated payment for the applicable portion of such Calendar Year completed prior to such date.
SECTION 5.10.    (a) AB shall be obligated to pay to CBA a one-time fee of $20,000,000 on the terms and conditions specified in this Section 5.10.
(b)    Notwithstanding the foregoing clause (a), AB shall not be required to pay the $20,000,000 fee to CBA if:
(i)    (A) prior to August 23, 2019, there has been a Change of Control Event and (B) AB has, within 30 days after the consummation of such Change of Control Event, delivered to CBA irrevocable notice of termination of this Agreement pursuant to Section 8.03(i); provided, further, that, it is understood and agreed that if CBA enters into definitive agreements with respect to a Change of Control Event prior to August 23, 2019 but such Change of Control Event has not yet occurred as of such date, upon consummation of such Change of Control Event, such Change of Control Event shall be deemed to have occurred prior to August 23, 2019 for purposes of this Section 5.10;
(ii)    (A) prior to August 23, 2019, AB or one of its Affiliates shall have made a Qualifying Offer to CBA, (B) there shall be a Qualifying Offer Lapse in respect of such Qualifying Offer and (C) AB has, within 30 days after such Qualifying Offer Lapse, delivered to CBA irrevocable notice of termination of this Agreement pursuant to Section 8.03(ii); or
(iii)    (A) prior to August 23, 2019, AB or one of its Affiliates shall have made a Qualifying Offer to CBA, (B) the parties enter into a definitive transaction agreement with respect to such Qualifying Offer and (C) such agreement is subsequently terminated by any party thereto, unless such termination is as a result of any governmental entity of competent jurisdiction having issued any Law or having taken any other action restraining, enjoining or otherwise preventing, prohibiting or making illegal the consummation of the transactions contemplated by such agreement, including pursuant to the HSR Act or any other applicable competition, antitrust or merger control Laws (other than as a result of CBA’s breach of its obligations under such agreement).
(c)    The payment described in this Section 5.10 shall be payable by AB to CBA on August 23, 2019, if (i) no Change of Control Event has occurred, (ii) no definitive agreement with respect to a Change of Control Event has been entered into and (iii) no Qualifying Offer has been made by AB or any of its Affiliates, in each case on or prior to such date (any of (i), (ii) or (iii), if such event has occurred, a “Payment Toll Event”).
(d)    If there has been a Payment Toll Event on or prior to August 23, 2019, but it is subsequently finally determined that none of the exceptions set forth in clauses (i), (ii) or (iii) of Section 5.10(b) are or will be applicable, the payment described in this Section 5.10 shall be payable by AB to CBA on the later of (x) August 23, 2019 and (y) thirty (30) days after the date on which it is finally determined that none of the exceptions set forth in clauses (i), (ii) or (iii) of Section 5.10(b) are or will be applicable.
(e)    In addition, in the event that (i) prior to August 23, 2019, AB or one of its Affiliates shall have made a Qualifying Offer to CBA, (ii) the parties enter into a definitive transaction agreement with respect to such Qualifying Offer and (iii) such agreement is subsequently terminated by any party thereto as a result of any governmental entity of competent jurisdiction having issued any Law or having taken any other action restraining, enjoining or otherwise preventing, prohibiting or making illegal the consummation of the transactions contemplated by such agreement, including pursuant to the HSR Act or any other applicable competition, antitrust or merger control Laws (other than as a result of CBA’s breach of its obligations under such agreement), the payment described in this Section 5.10 shall be payable by AB to CBA within 10 Business Days of the date such definitive transaction agreement is terminated.
SECTION 5.11.    Notwithstanding anything to the contrary in this Agreement, a Party making any payment under this Agreement shall be entitled to deduct and withhold from such payment such amounts as required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or under any provisions of federal, state, local or non-U.S. tax law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted to the applicable taxing authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the Party receiving the payment in respect of which the Party making the payment made such deduction or withholding.
SECTION 5.12.    CBA and AB shall continue to discuss and negotiate in good faith the procedures by which AB shall place orders, including: (i) the format of such orders; (ii) the media used by CBA, AB and the carrier to communicate concerning orders, shipments, billings and the other matters described in this Article V; (iii) the means by which the cargo ship shall be loaded; (iv) the delivery of the Products at any applicable Port; (v) additional notice that may be required by CBA for shipment of Products in unusual configurations or packages; (vi) procedures and requirements applicable to changes in the orders made by AB; (vii) procedures used to track shipments made by CBA to AB; and (viii) such other matters relating to this Article V as the Parties may consider desirable. The Parties shall document and memorialize their agreements as to such matters in any manner they determine to be desirable. Notwithstanding anything to the contrary in the foregoing, neither Party shall be required to agree to any such modifications that would modify the economic terms set forth in this Agreement or that would otherwise result in material cost or expense to such Party.
ARTICLE VI

MARKETING OF PRODUCTS IN THE TERRITORY
SECTION 6.01.    (a) Annually, AB shall, with respect to each Covered Territory, prepare a plan for the sales and marketing of the Products in such Covered Territory for the next succeeding Calendar Year (each, a “Marketing Plan”). The draft of each Marketing Plan prepared by AB shall be, in the reasonable judgment of AB, consistent with the Brand Manuals in the latest form delivered by CBA to AB, and the CBA Marks contemplated in such plan to be used in the sales and marketing of the Products shall be, in the reasonable judgment of AB, the most current version delivered by CBA to AB. Each Marketing Plan shall describe, in reasonable detail for the applicable Covered Territory: (i) the advertising for the Products to be sold in such Covered Territory, including its content, media and markets, and the AB Creative Materials and CBA Creative Materials to be used in connection therewith; (ii) the promotional and sales activities to be directed at retailers and consumers in such Covered Territory with respect to the Products and the merchandising programs, if any, to be used in connection with the Products; (iii) the expenditures contemplated to be undertaken by AB in connection with the items described above; and (iv) any such other matters as AB may consider to be pertinent to the sales and marketing of the Products in such Covered Territory. The Marketing Plan shall reflect AB’s good faith efforts to reasonably dedicate resources to achieve increased brand recognition and sales of the Products in the Covered Territories.
(b)    On or prior to November 1st of each Calendar Year, AB shall deliver a draft of each Marketing Plan to CBA. CBA shall promptly review each such plan and provide to AB any comments it may have. AB and CBA shall use reasonable efforts to reach agreement on each Marketing Plan, and no Marketing Plan shall be considered to be final unless each Party agrees as to its contents. If the Parties are unable to reach agreement on the Marketing Plan for any Covered Territory for a given Calendar Year, the Marketing Plan for such Covered Territory in such Calendar Year shall consist of the elements to which the parties are able to agree and, with respect to all other elements, shall consist of the corresponding elements from the Marketing Plan for such Covered Territory for the preceding Calendar Year; provided that, with respect to any Transition Territory for which a Marketing Plan was not created by the Parties for the preceding Calendar Year, the Marketing Plan for such preceding Calendar Year shall be deemed to be the sales and marketing plan last used by the Existing Distributor for the Products distributed in such Transition Territory.
(c)    AB shall use commercially reasonable efforts to adhere in all material respects to the Marketing Plan for each Covered Territory in the form established pursuant to this Section 6.01, and AB shall not make material changes to any Marketing Plan without the prior approval of CBA (which approval shall not be unreasonably withheld, conditioned or delayed). CBA shall not be required to bear any of the costs required in connection with the implementation of the Marketing Plans; provided that, at its sole discretion, CBA may invest in the marketing activities identified in any Marketing Plan or such supplemental marketing activities as AB and CBA may mutually agree.
(d)    CBA shall (i) from time to time, but not less than on an annual basis in connection with the Parties’ discussion of the Marketing Plans for the Covered Territories for each succeeding Calendar Year, notify AB of any New Products developed or being developed by CBA and (ii) promptly notify AB of the acquisition by CBA of any New Product. Concurrently with Parties’ discussion of each Marketing Plan, the Parties shall discuss in good faith any New Products that either Party desires to be distributed in such Covered Territory. If the Parties are able to agree on any such New Product to be distributed in any Covered Territory (A) CBA shall promptly provide to AB any requested information, including the Brand Manual, with respect to such New Product and, if such New Product is a CBA Brewed Product, the CBA Production Cost therefor and (B) such New Product shall become a Product for all purposes of this Agreement (and, for the avoidance of doubt, such new Product shall be eligible for distribution and sale by AB or its Affiliates or designees in any Covered Territory, notwithstanding the Covered Territory with respect to which the Parties initially agreed to the distribution of such New Product). As promptly as practicable after agreeing to the distribution of a New Product, CBA shall, if necessary, use its commercially reasonable efforts to (I) at AB’s sole expense, obtain any applicable regulatory approvals and (II) at CBA’s sole expense, obtain any applicable Intellectual Property Rights, in each case as required to permit such New Product to be sold in the Covered Territories. For the avoidance of doubt, CBA shall determine, in its sole discretion, which Intellectual Property Rights to obtain in a Covered Territory in addition to those that are legally required to permit a Product to be sold in such Covered Territory and any additional Intellectual Property Rights proposed by AB to be obtained by CBA shall be at AB’s sole cost and expense.

(e)    Notwithstanding the foregoing, with respect to any New Product that CBA desires to have distributed in the Covered Territories pursuant to this Agreement, CBA shall be permitted to deliver a written notice (the “New Product Offer Notice”) to AB formally requesting that such New Product be accepted as a Product under this Agreement. Within 10 days of AB’s receipt of the New Product Offer Notice, AB shall advise CBA of the information reasonably required by AB to make an evaluation of such New Product. Within 30 days of AB’s receipt of all such information (the “Offer Expiration Date”), AB shall advise CBA of its decision to accept or not accept such New Product as a Product under this Agreement. If (i) AB declines to accept such New Product or fails to accept such New Product by the Offer Expiration Date and (ii) such New Product is not associated with any CBA Brand that is otherwise being distributed by AB or its Affiliates or designees under this Agreement at such time, CBA shall be free to otherwise distribute such New Product as it deems appropriate (including by entering into an international distribution agreement with one or more Third Party distributors); provided that any such international distribution agreement shall comply with the requirements set forth in the third sentence of Section 3.01(b) and, following the entry by CBA into any such agreement, CBA shall comply with the procedures set forth in the last sentence of Section 3.01(b) and in Section 3.01(c) with respect thereto. Without limiting the foregoing, in the event any such international distribution agreement is terminated, CBA shall be required to comply with the preceding provisions of this Section 6.01(e) again before permitting any other Person to distribute the applicable New Product.
SECTION 6.02.    On a monthly basis, AB shall deliver to CBA reports on the sales of Products for the preceding month. On a quarterly basis, AB shall discuss with CBA (including, on a semi-annual basis, meeting with CBA at such time and place as the Parties shall mutually agree) the sales of the Products for the preceding Calendar Quarter; the inventories of Products; the prices paid by retailers for the Products; the advertising, marketing and promotion of the Products; the market conditions for the Products and competitive alcohol malt beverage products and such other topics concerning the Products as CBA may reasonably request relating to the sales of the Products for the preceding Calendar Quarters and the next two succeeding Calendar Quarters. From time to time, at the reasonable written request of CBA, AB shall deliver to CBA such other records, reports and information concerning the sales of the Products as are routinely available to AB or produced by or for the benefit of AB in its ordinary course of business. The data provided by AB shall be by geographical area or on such other basis as may be agreed upon by AB and CBA.
SECTION 6.03.    AB shall be responsible for the payment of taxes, imposts, duties, withholdings, charges, fees, levies or other assessments, in each case in the nature of a tax levied by any country or any state or political subdivision thereof as a result of the distribution and sale of the Products, together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts, other than any such tax or fee based upon the income of CBA.

ARTICLE VII

COOPERAGE
SECTION 7.01.    If AB orders draught CBA Brewed Products from CBA, CBA shall deliver such draught Products in kegs. On a schedule agreed upon between the Parties, AB shall return any such kegs to CBA and shall pay all costs of transport thereof. The Parties shall establish such customary arrangements as may be satisfactory to them with respect to the ordering and return of such kegs to CBA, including customary keg deposits or reimbursement fees for lost kegs.
SECTION 7.02.    In connection with any surrender by the Existing Distributor of any of its distribution rights under the Existing International Distribution Agreement, the Parties shall establish such arrangements as may be satisfactory to them with respect to the obligations and rights of the Existing Distributor with respect to the kegs shipped to the Existing Distributor prior to the effective date of such surrender.
ARTICLE VIII

TERM AND TERMINATION
SECTION 8.01.    The Term shall commence as of the date first set forth above and, unless sooner terminated pursuant to this Article VIII, shall continue in effect until December 31, 2026.
SECTION 8.02.    Either Party may terminate this Agreement, upon written notice to the other Party, if:
(i)    the other Party fails to perform any of its material obligations under this Agreement and such material default (A) is curable within 30 days and (B) continues unremedied for a period of 30 days after written notice of such default from the non-defaulting Party;
(ii)    the other Party fails to perform any of its material obligations under this Agreement and such material default (A) is not curable within 30 days but is otherwise able to be cured, and (B) either (x) the defaulting Party does not take reasonable efforts to cure such material default as promptly as practicable after written notice of such default from the non-defaulting Party or (y) such material default continues unremedied for a period of 90 days after written notice of such default from the non-defaulting Party;
(iii)    the Contract Brewing Agreement is terminated by such Party pursuant to Section 16.2.2(a) thereof; or
(iv)    (A) the other Party makes an assignment for the benefit of creditors or commences a voluntary case or proceeding or consents to or acquiesces in the entry of an order for relief against itself in an involuntary case or proceeding under any bankruptcy, reorganization, insolvency or similar law; (B) a trustee or receiver or similar officer of any court is appointed for the other Party or for a substantial part of the property of the other Party; or (C) bankruptcy, reorganization, insolvency or liquidation proceedings are instituted against the other Party without such proceedings being dismissed within 90 days from the date of the institution thereof.
SECTION 8.03.    AB may terminate this Agreement upon 90 days’ prior written notice to CBA at any time following (i) a Change of Control Event (A) that occurs prior to the third anniversary of the date hereof or (B) that occurs following the third anniversary of the date hereof but definitive agreements for which were entered into by CBA prior to the third anniversary of the date hereof or (ii) if AB or one of its Affiliates shall have made a Qualifying Offer to CBA, the earliest of (A) such time as CBA has indicated to AB that is not willing to enter into an agreement with AB or such Affiliate on the terms and conditions proposed in such Qualifying Offer, (B) the consummation of the transaction underlying such Qualifying Offer and (C) 120 days following the receipt by CBA of such Qualifying Offer, if the parties have not entered into definitive documentation with respect thereto (the earliest of (A), (B) or (C), a “Qualifying Offer Lapse”); provided that, (a) the right to terminate this Agreement pursuant to this clause (C) shall not be available to AB if, during such 120-day period, AB has not engaged, and CBA has engaged, in good faith and reasonable efforts to discuss and negotiate a definitive public company style transaction agreement with respect to such Qualifying Offer that satisfies the requirements of clauses (i) and (ii) of the definition thereof and (b) in the event of any good faith dispute between the parties as to whether (I) the Qualifying Offer made by AB satisfies the requirements of clauses (i) and (ii) of the definition thereof or (II) AB has engaged in good faith and reasonable efforts to discuss and negotiate a definitive agreement with respect to such Qualifying Offer, during the pendency of such dispute, (1) the right of AB to terminate this Agreement pursuant to this clause (C) shall not be available, (2) AB shall have no obligation to make any payment to CBA under Section 5.10 and (3) AB shall have no obligation to make any payments to CBA that would be due under Section 5.09 with respect to any period after the date on which this Agreement would have terminated had AB exercised its termination right on the first date such right was available to AB pursuant to this clause (C) (without giving effect to any proviso in this Section 8.03) (the “Original Termination Date”); provided, further, that, if any such dispute is resolved in favor of AB, (x) within 30 days of the resolution thereof, CBA shall pay to AB the amount of any outside counsel fees reasonably incurred by AB in contesting such dispute, together with interest accrued on such amount at the U.S. Prime Rate per month from the Original Termination Date until the date such amount is paid in full to AB and (y) AB shall have no obligation to make any payments to CBA under Section 5.09 with respect to any period after the Original Termination Date; provided, further, that, if any such dispute is resolved in favor of CBA, within 30 days of the resolution thereof, AB shall pay CBA the amount of any outside counsel fees reasonably incurred by CBA in contesting such dispute, together with interest accrued on such amount at the U.S. Prime Rate per month from the Original Termination Date until the date such amount is paid in full to CBA.
SECTION 8.04.    Upon the consummation of the sale by CBA to AB, pursuant to Section 17.01, of all of the international distribution rights for the CBA Brands then being distributed hereunder and the Products associated therewith, this Agreement shall automatically terminate in full with no further action by either Party.
SECTION 8.05.    During the period between a notice of termination and the effective date of termination (to the extent applicable), each Party shall continue to perform its obligations hereunder.
SECTION 8.06.    Upon the expiration or termination of this Agreement, AB shall not be entitled to purchase any additional Products under this Agreement and shall (i) cease distributing, authorizing and reproducing the CBA Marks or the CBA Creative Materials or any portion of the AB Creative Materials that incorporates the CBA Marks or the CBA Creative Materials and (ii) wind down and relinquish all Intellectual Property Rights granted to AB pursuant to this Agreement, in each case as promptly as commercially practicable; provided that, for the avoidance of doubt, this Section 8.06 shall not have any effect on any license to Intellectual Property Rights granted by CBA to AB or any of its Affiliates under any other agreement or arrangement between CBA and AB or any of its Affiliates. Promptly after the expiration or termination of this Agreement, AB shall deliver to CBA or to CBA’s designee all Products in possession of AB and in exchange CBA shall repay to AB the CBA Production Cost, transportation costs and duties and taxes paid by AB in connection with such Products; provided that, if this Agreement is terminated by CBA pursuant to Section 8.02, CBA shall only be obligated to repay to AB the CBA Production Cost with respect to such Products. Upon the expiration or termination of this Agreement, CBA shall immediately cease using the AB Creative Materials and the AB Marks. At the written request of CBA, AB will consider reasonable arrangements for the transfer to CBA or its designee of any advertising, promotional or merchandising materials bearing the CBA Marks or including the CBA Creative Materials in exchange for consideration reasonably acceptable to each Party.
SECTION 8.07.    No Party shall have the right to terminate this Agreement except as set forth in this Article VIII.

ARTICLE IX

QUALITY CONTROL AND COMPLIANCE
WITH LEGAL REQUIREMENTS
SECTION 9.01.    CBA shall take all steps reasonably necessary to protect the quality of the Products hereunder when being produced or in its possession or control. In furtherance of the foregoing, CBA shall ensure that:
(i)    the Products shall be produced exclusively in the breweries of CBA or its Affiliates, AB or its Affiliates or in other breweries approved by AB;
(ii)    good manufacturing practices are employed with respect to the manufacture and production of the Products and that each brewery used to produce such Products is properly maintained;
(iii)    the Products shall be merchantable and fit for their intended purpose;
(iv)    the Products will be materially free from defects in materials and workmanship and in compliance in all material respects with applicable Law;
(v)     the Products will be materially free from microbiological and any other contamination in accordance with the recipes and specifications for the brewing and packaging of the Products;
(vi)     the Products will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and will comply in all material respects with the applicable provisions of the Code of Federal Regulations, as amended;
(vii)    the physical and sensory characteristics of the Products will be the same in all material respects throughout the Term, unless any such Product is modified pursuant to Section 9.03 hereof;
(viii)    the Products will be properly handled and stored until their delivery;
(ix)    the Products will contain such coding as will permit AB or its Affiliates or designees to determine their age without unreasonable difficulty;
(x)    the Products shall be delivered free from any lawful security interest, lien or other encumbrance; and
(xi)    the Products shall comply with applicable Law in all material respects.

SECTION 9.02.    AB will have the right, upon reasonable prior written notice to CBA, to review and inspect the facilities, procedures, and equipment used by CBA to produce, manufacture, brew, bottle, ship, label or package the Products, it being understood that AB shall have no obligation to conduct any such review or inspection. CBA shall provide reasonable consideration to any quality control procedure recommended by AB.
SECTION 9.03.    CBA may change, alter, modify or adjust the formula, taste profile, alcohol content, ingredients, brand name or Marks of any Product only if CBA has provided AB at least 30 days’ notice of such change, alteration, modification, or adjustment and has provided AB with all reasonably requested information concerning such Modified Product, including samples of such Modified Product; provided that, for any immaterial changes, alterations, modifications or adjustments to the formula, taste profile, alcohol content, ingredients, brand name or Marks of any Product, no such prior notice to AB shall be required. Not later than 30 days after such notice, AB shall have the right and option to notify CBA that it will cease distributing and selling such Modified Product under this Agreement.
SECTION 9.04.    CBA shall maintain all licenses, permits and other authorizations required of CBA for the exportation of the Products into the Covered Territories and CBA shall comply in all material respects with all applicable Law in connection with its exportation of the Products into the Covered Territories. AB shall reimburse CBA for any costs incurred in connection with the foregoing to the extent such costs directly relate to the exportation of the Products by CBA into the Covered Territories.
SECTION 9.05.    AB shall use its commercially reasonable efforts to advise CBA of any changes in CBA’s labeling and packaging materials (including any warning labels) or manufacture of any CBA Brewed Products as may be, in the judgment of AB, required to comply with applicable Law in the Covered Territories and AB shall reasonably cooperate with CBA to ensure that the labeling, packaging and manufacturing of the applicable CBA Brewed Products complies with such requirements and all applicable Law; provided that, for the avoidance of doubt, except to the extent set forth in this Section 9.05, CBA shall have responsibility for ensuring that the labeling, packaging and handling of CBA Brewed Products complies with applicable Law in the Covered Territories.
SECTION 9.06.    AB shall handle, store and ship, and shall direct its Affiliates and designees to handle, store and ship, all Products in their respective possession in accordance with reasonable and customary storage procedures, and in no event shall the quality standards and procedures applied to the handling, storage and shipping of such Products be less than the quality standards and procedures applied to comparable products owned by AB. CBA may from time to time propose additional quality standards and procedures relating to the handling, storage and shipping of the Products and AB shall provide reasonable consideration to any such quality standards and procedures proposed by CBA.
SECTION 9.07.    AB shall maintain all licenses, permits and other authorizations that are necessary for the importation, distribution, advertising, marketing and sale of the Products in the Covered Territories.
SECTION 9.08.    AB shall comply in all material respects with all applicable Law covering the importation, distribution, advertising, marketing and sale of the Products in the Covered Territories.
SECTION 9.09.    Each Party shall inform each other in writing of any and all consumer complaints or claims (each, a “Claim”) regarding the Products which are reported to it or which come to its attention. Such reports shall contain the date the consumer complaint was received, the name and address of the reporting person, and a detailed description of the circumstances. Claims shall be reported to the other Party within 15 Business Days of receipt, except for “serious” Claims, which shall be reported not later than 2 Business Days following receipt. A “serious” Claim shall mean one alleging an adverse reaction or product defect that causes injury to the consumer which is fatal, life-threatening, disabling, incapacitating or that results in or prolongs hospitalization, and shall also include any media inquiry or government inquiry with respect thereto. Notwithstanding this Section 9.09, the notification obligations of the Parties with respect to any claims regarding Intellectual Property Rights are set forth in Section 11.05(a).
SECTION 9.10.    Each Party shall notify the other in writing of (i) any information that comes to its attention relating to the Products distributed in the Covered Territories reasonably thought likely to involve a consumer health or safety problem and (ii) any possible action and/or decision by a competent authority to recall (or that could result in a recall of) any such Product or batches of any such Product. In the event of a possible recall, the Parties shall designate appropriate personnel to form a team as soon as possible to facilitate the sharing of relevant information and coordination regarding the potential recall; provided, however, that (A) CBA shall have the exclusive right to determine whether to recall the applicable Product and shall be responsible for all costs required or incurred in connection with any recall of CBA Brewed Products (unless such recall is occasioned by any breach for which AB is required to indemnify CBA under Section 12.02, in which event AB shall be responsible for all costs required or incurred in connection with such recall) and (B) AB may in its sole discretion, with respect to such recalled defective Products (I) dispose of such defective Products and (II) cease the sale of such defective Products (or cause its Affiliates or designees to cease the sale of such defective Products) until the required quality has been restored. Each Party shall promptly provide the other with all information relevant to the Product recall and shall actively cooperate with the other in implementing the Product recall strategy; provided that, subject to the immediately preceding sentence, CBA shall have the exclusive right to make all final decisions regarding the Product recall strategy.

ARTICLE X

ADDITIONAL TERRITORIES
SECTION 10.01.    AB shall have the option, at any time upon the delivery of written notice to CBA (a “New Territory Notice”), to elect to begin the distribution of some or all of the Products in any country or region not then a Covered Territory or an Existing Territory, other than the United States and its territories and possessions (a “Proposed New Territory”). As promptly as practicable after receiving a New Territory Notice from AB, CBA shall, if necessary, use its commercially reasonable efforts to (i) at AB’s sole expense, obtain any applicable regulatory approvals and (ii) at CBA’s sole expense, obtain any applicable Intellectual Property Rights (including the registration of any applicable existing CBA Intellectual Property Rights in such Proposed New Territory), in each case as required to permit the Products to be sold in such Proposed New Territory. For the avoidance of doubt, CBA shall determine, in its sole discretion, which Intellectual Property Rights to obtain in a Proposed New Territory in addition to those that are legally required to permit a Product to be sold in such Proposed New Territory and any additional Intellectual Property Rights proposed by AB to be obtained by CBA shall be at AB’s sole cost and expense. AB shall have the right to commence distribution of Products in a Proposed New Territory at any time following receipt of all required regulatory approvals and Intellectual Property Rights in such Proposed New Territory related to the distribution of such Products and, at such time as AB commences such distribution, such Proposed New Territory shall become a New Territory and a Covered Territory for all purposes of this Agreement.
ARTICLE XI

INTELLECTUAL PROPERTY RIGHTS
SECTION 11.01.    AB acknowledges and agrees that, as between the Parties, CBA owns all Intellectual Property Rights in the CBA Marks and CBA Creative Materials. Any and all rights and goodwill in the CBA Marks and the CBA Creative Materials shall inure to the benefit of and be the exclusive property of CBA. CBA acknowledges and agrees that, as between the Parties, AB owns all Intellectual Property Rights in the AB Marks and AB Creative Materials. Any and all rights and goodwill in the AB Marks and the AB Creative Materials shall inure to the benefit of and be the exclusive property of AB.
SECTION 11.02.    CBA hereby grants to AB an exclusive (even as to CBA), non-assignable and non-transferrable right and license to use the CBA Marks and the CBA Creative Materials in connection with the performance of this Agreement; provided, however, that (i) AB may sub-license such right and license to its Affiliates and Third Party designees (to the extent such Third Party designees have been approved by CBA in accordance with Section 3.01) used by AB to perform its obligations hereunder and (ii) CBA shall have the right and license to use the CBA Marks and CBA Creative Materials in the Covered Territories to the extent of any marketing activities conducted by CBA pursuant to Section 6.01(c). AB shall use CBA Marks and CBA Creative Materials only after receiving CBA’s written approval, it being understood that if CBA does not respond within 10 Business Days after approval is sought, CBA shall be deemed to have provided such approval. AB grants to CBA the right to use the AB Marks and the AB Creative Materials in connection with the sale and distribution of the Products outside of the Covered Territories, but such right shall be non-assignable and non-transferable. CBA shall use AB Marks and AB Creative Materials only after receiving AB’s written approval, it being understood that if AB does not respond within 10 Business Days after approval is sought, AB shall be deemed to have provided such approval. Prior to any such use in any geographic area outside the Covered Territories, CBA shall be required to obtain any necessary approvals or licenses from any Third Party in connection with such use, shall be required to confirm that such use in any geographic area is not inconsistent with Intellectual Property Rights of any Third Party in such geographic area and shall be required to pay any costs or expenses in connection with such approvals, licenses and confirmations.
SECTION 11.03.    CBA shall use reasonable best efforts to (i) maintain in each of the Covered Territories during the Term full legal title to each CBA Mark which is used in each such Covered Territory and (ii) maintain such title free and clear of any claims, liens or encumbrances, other than any liens set forth on Schedule 11.03, and of any rights or interest of any Person or entity therein, direct or contingent, except for the rights and licenses granted hereunder or otherwise permitted by this Agreement; provided that CBA may transfer title to CBA Marks in connection with the sale of a CBA Brand in compliance with Section 19.01(a).
SECTION 11.04.    CBA shall take all commercially reasonable actions to protect and defend the CBA Marks and CBA Creative Materials, including in respect of any infringement or alleged infringement thereof. To the extent any approvals are required to perfect the CBA Marks or Intellectual Property Rights in the CBA Creative Materials in a Covered Territory which approvals, as of the date of this Agreement, have not yet been obtained by CBA, CBA agrees to use its reasonable best efforts to obtain such licenses and registrations and similar approvals to perfect such CBA Marks or CBA Creative Materials in the applicable Covered Territory that CBA, in its sole discretion, deems advisable to obtain, in each case at its sole expense; provided that, to the extent any such licenses, registrations or similar approvals are required to permit any applicable Products to be sold in the applicable Covered Territory, CBA shall obtain such licenses, registrations or approvals at its sole expense. Any Intellectual Property Rights proposed by AB to be obtained by CBA in addition to those required to sell the Products in any applicable Covered Territory or that CBA has deemed advisable to obtain in a Covered Territory shall be at AB’s sole cost and expense. CBA shall pay all renewal and other fees necessary to maintain the registrations and validity of the CBA Marks and all Intellectual Property Rights in the CBA Creative Materials in the Covered Territories (other than with respect to registrations and Intellectual Property Rights initially requested to be obtained by AB that are not required to sell the Products, which renewal and other fees shall be borne by AB) used in connection with the performance of its obligations under this

Agreement and CBA shall prosecute any applications thereof with due diligence during the Term.
SECTION 11.05.    (a) Each Party shall promptly provide the other with written notice of (i) any known or suspected infringement or other violation by any Third Party of any Intellectual Property Rights with respect to the Products in the Covered Territories that may come to such Party’s attention or (ii) any infringement or violation of the Intellectual Property Rights of any Third Party known to such Party or alleged in writing by a Third Party relating to the use of the CBA Marks or CBA Materials or the distribution or sale of any Products in any Covered Territory. To the extent CBA uses any AB Marks or AB Creative Materials in connection with the sale and distribution of the Products outside of the Covered Territories, CBA shall promptly provide AB with written notice of any known or suspected infringement or other violation by any Person of any AB Mark or AB Creative Material outside of the Covered Territories that may come to CBA’s attention.
(b)    Following such time as either Party provides written notice to the other Party of any known or alleged infringement pursuant to clause (ii) of Section 11.05(a), the Parties shall promptly discuss in good faith any mutually agreeable alternative arrangements to allow for the continued distribution and sale of any affected Products in such Covered Territory without infringement or violation of the Intellectual Property Rights of any Third Party. The Parties shall promptly implement any mutually agreeable alternative arrangements. If the Parties are not able to reach agreement on any such alternative arrangements within 90 days, (i) AB shall cease (and shall cause its Affiliates and designees to cease) the distribution and sale of the affected Products in such Covered Territory to the extent reasonably necessary to avoid infringement or violation of the Intellectual Property Rights of any Third Party, and (ii) CBA shall, within 30 days of invoice by AB, reimburse AB for all reasonable out-of-pocket costs and expenses directly incurred by AB in connection with the cessation of sales of such Products in the Covered Territory, including any disposals by AB of Products or any marketing materials related thereto that are not, in AB’s reasonable determination, reusable in any other Covered Territory. In the event that AB ceases distribution of any Products in a Transition Territory pursuant to this Section 11.05(b), the Benchmark Annual Volume for such Transition Territory shall be ratably decreased with respect to the Calendar Year in which AB ceased such distribution and each succeeding Calendar Year to account for the cessation of sales of such Products.
ARTICLE XII

INDEMNIFICATION
SECTION 12.01.    CBA shall defend, indemnify, and hold harmless each of AB, its Affiliates, its other designees used by AB to perform its obligations hereunder (in the case of such other designees, to the extent AB is permitted to use such designees in accordance with the terms of this Agreement) and each of their respective directors, officers, employees, shareholders, and agents, from and against any and all injuries, claims, liabilities, losses, expenses, taxes, damages, demands, actions, causes of action, suits, proceedings and judgments of whatsoever type or nature, including, without limitation, reasonable attorneys’ fees and expenses, court costs, and other legal expenses (“Liabilities”), incurred by it or them in connection with any claim based upon or arising from:
(i)    any breach by CBA of its obligations under this Agreement or any inaccuracy of any representation or warranty made by CBA under this Agreement;
(ii)    any infringement, misappropriation, or other violation of Intellectual Property Rights of Third Parties arising or alleged to arise from the use of CBA Creative Materials or CBA Marks under this Agreement including any such CBA Creative Materials or CBA Marks incorporated in the AB Creative Materials, except to the extent arising from AB’s failure to cease distribution of any infringing Products or Marks in an applicable Covered Territory in accordance with Section 11.05(b); and
(iii)    any act or omission of CBA or the Existing Distributor arising from or related to any period prior to the date hereof (or, with respect to any Existing Territory, prior to the date of the surrender or early termination of the Existing Distributor’s rights with respect thereto), including any claims relating to the early surrender or termination of the Existing Distributor’s rights under the Existing International Distribution Agreement (other than cost reimbursement expressly provided for under Section 2.02).
Nothing herein shall require CBA to indemnify, protect, defend or hold harmless any indemnitee with respect to any claim to the extent such claim arises from, is connected with or is attributable to AB’s breach of its obligations under this Agreement.
SECTION 12.02.    AB shall defend, indemnify, and hold harmless CBA and its directors, officers, employees, shareholders and agents from and against any and all Liabilities incurred by it or them in connection with any claim based upon or arising from:
(i)    any breach by AB of its obligations under this Agreement or any inaccuracy of any representations or warranties made by AB under this Agreement; and
(ii)    any infringement, misappropriation, or other violation of Intellectual Property Rights of Third Parties arising or alleged to arise from the use of AB Creative Materials or AB Marks in the Covered Territories to the extent such infringement, misappropriation or violation or alleged infringement, misappropriation or violation does not relate or arise out of any CBA Creative Materials or CBA Marks that may be incorporated therein.

Nothing herein shall require AB to indemnify, protect, defend or hold harmless any indemnitee with respect to any claim to the extent such claim arises from, is connected with or is attributable to CBA’s breach of its obligations under this Agreement or the actions of the Existing Distributor or any of its designees.
SECTION 12.03.    Notwithstanding any other provision of this Agreement, except to the extent such Liabilities are payable by the applicable indemnified party in connection with a Third Party claim, none of the Parties shall have any Liability to the other Party whether in contract (including under any indemnity), tort (including negligence) or for breach of legal duty or in any other way for (i) any loss of goodwill or reputation, profits, contracts, business or anticipated savings or (ii) any special, consequential or indirect losses, in each such case whether or not such losses were within the contemplation of the Parties at the date of this Agreement.
SECTION 12.04.    If a claim by a Third Party is made against a party indemnified pursuant to this Article XII and if such indemnified party intends to seek indemnity with respect thereto, the indemnified party shall promptly (and in any case within 30 days of such claim being made) notify the indemnifying party of such Liability; provided, however, that any failure of the indemnified party to promptly notify the indemnifying party of such claim shall not relieve the indemnifying party of its obligations pursuant to this Article XII, except to the extent that the indemnifying party is actually prejudiced as a result of such failure.
SECTION 12.05.    The indemnifying party shall have the right (but not the obligation) to undertake, conduct and control, through appropriate counsel of its own choosing and at the indemnifying party’s expense, the settlement or defense of any claim by a Third Party for which the indemnifying party is obligated to indemnify the other Party hereunder; provided that the indemnifying party (i) acknowledges in writing its obligation to indemnify the indemnified party hereunder against any Liabilities that may result from such Third Party Claim and (ii) proceeds with such defense in good faith, expeditiously and diligently. If the indemnifying party does not notify the indemnified party in writing that it will defend any such matter within 20 days after receipt of notice from the indemnified party of the existence of the Liability, the indemnifying party shall have no right to defend such matter, and the indemnified party shall have full right and power to defend, settle or otherwise deal with and dispose of the matter and shall be indemnified for the fees and expenses of counsel retained for such purpose and any judgment or settlement amount.
SECTION 12.06.    The indemnified party shall cooperate with the indemnifying party in connection with any defense by the indemnifying party of a claim pursuant to Section 12.05, but the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party and the fees and expenses of such counsel shall be borne by the indemnified party. Without the prior written consent of the indemnified party, the indemnifying party will not enter into any settlement of any such Liability which would create (i) any financial obligation on the part of the indemnified party which the indemnifying party has not agreed in writing to pay in full or (ii) any non-monetary obligation on the part of the indemnified party, and the indemnifying party shall, after any such settlement or the resolution of any claim, promptly reimburse the indemnified party for the full amount of any Liability resulting from such claim not theretofore paid by the indemnifying party. Except as provided in Section 12.05, the indemnified party will not enter into any settlement or pay (except pursuant to a judgment) any such claim without the prior written consent of the indemnifying party, which consent shall not unreasonably be withheld, conditioned or delayed.
ARTICLE XIII

REPRESENTATIONS AND WARRANTIES
SECTION 13.01.    Each Party represents and warrants to the other as follows:
(i)    It is a corporation or limited liability company, as applicable, duly organized, validly existing, and in good standing and has full corporate or other power and authority to carry on its business as now conducted and as currently proposed to be conducted, and to execute, deliver and carry out the terms of this Agreement, has all material permits and authorizations necessary to carry on its business as presently conducted, and is, or shall be if required, duly qualified to do business as a foreign corporation in good standing in each jurisdiction wherein the nature of its business and operations or the character of the properties owned or held under lease by it makes such qualification necessary and in which the failure to so qualify would have a material adverse effect on its business, prospects, profits, condition or operations, financial or otherwise.
(ii)    Such Party has duly authorized, executed and delivered this Agreement and it is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms. There is no litigation or other proceeding pending or, to the knowledge of such Party, threatened against it, which, if adversely determined, would prohibit the execution, delivery, or performance by such Party of this Agreement or materially impair such Party’s ability to perform its obligations hereunder.
(iii)    Neither the execution and delivery nor the performance by such Party of this Agreement will contravene any applicable Law, or any judgment or order, or result in any breach of or constitute any default under, or result in the creation of any lien upon any property of such Party under, any indenture, mortgage, or other agreement or instrument to which such Party is a party or by which it, or any of its properties, may be bound or affected.
(iv)    It has obtained all Governmental Approvals required on its part to be obtained in connection with its execution and delivery of this Agreement.

SECTION 13.02.    CBA additionally represents and warrants to AB as follows:
(i)    CBA’s grant of the rights hereunder to AB does not violate the Existing International Distribution Agreement or any other agreement, contract or instrument to which CBA is a party or by which it, or any of its properties, may be bound or affected.
(ii)    Prior to the date hereof, CBA has provided to AB all information available to it concerning the agreements, instruments and contracts between CBA and the Existing Distributor and any related agreements or arrangements.
(iii)    Except as set forth on Schedule 13.02(iii) hereof, there is no litigation or other proceeding pending or, to the knowledge of CBA, threatened that alleges or asserts that: (A) the Products or the use of the CBA Creative Materials or the CBA Marks in the Existing Territories or the Covered Territories infringe, misappropriate, or otherwise violate Intellectual Property Rights of any Third Party; (B) the Products have caused death, bodily injury or property damage; or (C) the importation, manufacture, brewing, bottling, distribution, marketing, sale, shipping, labeling, package, storage or transport of the Products in the Existing Territories or the Covered Territories otherwise violates any applicable Law.
ARTICLE XIV

INSURANCE
CBA shall procure and maintain from qualified and licensed insurers with Best’s Ratings of at least A-: (i) a comprehensive general liability insurance with liquor and product liability coverage regarding the sale of CBA Products, in an amount not less than $10,000,000 in coverage for each occurrence; (ii) a workers’ compensation policy with at least $2,000,000 in coverage for each occurrence; and (iii) a property insurance policy covering damage to the CBA Products owned by CBA. Coverage shall be on an occurrence rather than a claims-made basis. The policy shall name AB as an additional insured and shall include coverage for all of CBA’s defense and indemnification obligations under this Agreement. The policy shall provide that AB will be notified of the cancellation or any restrictive amendment of the policy at least 15 days prior to the effective date of such cancellation or amendment. CBA shall not violate, or permit to be violated, any conditions of such insurance policies, and CBA shall at all times satisfy the requirements of the insurance carrier writing said policy.
From time to time at the written request of AB, CBA shall provide AB with a certificate from such insurer certifying that the insurance policy described in this Article XIV is in force and that AB is an additional insured thereunder. The evidence of coverage shall specifically state that coverage as it pertains to AB shall be primary regardless of any other coverage that may be available to AB. Failure to procure and maintain the insurance coverage specified herein shall be deemed a material breach of this Agreement.
ARTICLE XV

CONFIDENTIALITY
SECTION 15.01.    During and subsequent to the Term, each Party (the “receiving Party” and, the other party, the “disclosing Party”) shall treat and shall cause its respective employees, officers, directors, advisors, representatives, subsidiaries, Affiliates, assigns, subcontractors and any and all Persons or business entities acting under one or any of them, to treat, as confidential property and not disclose to any other Person or use in any manner, except as is necessary to perform this Agreement (and then only on a confidential basis satisfactory to both parties), any confidential information regarding the disclosing Party’s prices, plans, programs, processes, products, costs, equipment, operations or customers (including, without limitation, information received by AB with respect to the Product formula and ingredients and information received by CBA regarding the distribution and logistics programs used by AB) (“Confidential Information”) which may come within the knowledge of such Party, its officers, employees or advisors in the performance of this Agreement, without in each instance securing the prior written consent of the disclosing Party.
SECTION 15.02.    Section 15.01 shall not prevent either Party from disclosing to any other Person or using in any manner, information that such Party can show:
(i)    has been published or has become part of the public domain without any breach of this Agreement other than by acts, omissions or fault of such Party or its employees or agents;
(ii)    has been furnished or has been made known to such Party by Third Parties (other than those acting directly or indirectly for or on behalf of the disclosing Party) as a matter of legal right without contractual or fiduciary restrictions on its disclosure;
(iii)    was in such Party’s lawful possession prior to the disclosure thereof by the disclosing Party;
(iv)    is later independently developed by the receiving Party without use or reference to the Confidential Information; or
(v)    subject to Section 15.03, has been required on the advice of counsel to be disclosed by applicable Law.
SECTION 15.03.    If either Party is required by applicable Law to disclose Confidential Information, such Party shall provide notice thereof to the disclosing Party and undertake reasonable steps to provide the disclosing Party with an opportunity to object to such disclosure. In the absence of a protective order or the receipt of a waiver from the disclosing Party, the receiving Party will endeavor to disclose only that portion of the Confidential Information that such Party’s counsel advises is legally required to be disclosed and shall use commercially reasonable efforts (at the disclosing Party’s expense) to obtain reliable assurances that confidential treatment will be accorded to any Confidential Information required to be disclosed in accordance with the terms of this Agreement.
SECTION 15.04.    The Parties shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except (i) as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the receiving Party shall give the disclosing Party as much advance notice of such disclosure as is reasonably possible and shall otherwise comply with Section 15.03, to the extent applicable, and (ii) communications that are substantially similar to communications previously approved pursuant to this Section 15.04. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form agreed to by the Parties.
SECTION 15.05.    Neither Party shall make any Confidential Information available to anyone other than those of its respective employees and advisors who need such Confidential Information to enable them to perform this Agreement.
SECTION 15.06.    These secrecy obligations with respect to Confidential Information shall, subject to Section 15.02, survive the termination or expiration of this Agreement.
ARTICLE XVI

INTERNATIONAL BREWING OPTION
SECTION 16.01.    AB shall have the option to elect, at any time during the Term, to commence brewing, outside of the United States, some or all of the Products to be distributed in the Covered Territories under this Agreement by delivering written notice thereof to CBA. Within 60 days of the receipt by CBA of such notice, the Parties shall enter into a contract brewing agreement (the “International Brewing Agreement”) for the brewing, bottling and packaging of such Products by AB. The International Brewing Agreement shall be on customary terms substantially consistent, to the extent applicable, with the terms and conditions of the Contract Brewing Agreement; provided that no incremental licensing or similar payments shall be required to be made by AB under or in connection with such International Brewing Agreement. Any such International Brewing

Agreement entered into by CBA and AB shall be coterminous with this Agreement, unless the Parties otherwise agree.
ARTICLE XVII

CHANGE OF CONTROL OPTION
SECTION 17.01.    Upon (i) any Change of Control Event or (ii) the termination of this Agreement pursuant to Section 8.03(ii), (A) AB shall have the option to elect, by delivering an irrevocable written notice thereof to CBA (a “Rights Call Notice”), to purchase the international distribution rights for each CBA Brand then being distributed by AB or its Affiliates or designees under this Agreement and all Products associated with such CBA Brands in each territory worldwide other than the United States and its territories and possessions at the Fair Market Value (as defined below) of such rights and on otherwise customary terms and conditions (including the grant of an exclusive, perpetual, irrevocable, sublicensable and royalty-free license by CBA to AB with respect to the use of the applicable CBA Brands in connection with the contemplated international distribution and an agreement by AB to provide reasonable and customary assurances to protect the reputation and strength of the CBA Marks and the goodwill associated with such CBA Marks in connection therewith); provided that, to the extent CBA has granted distribution rights to any such CBA Brand or Products in any such territory to any Third Party in accordance with the terms of this Agreement, AB agrees that it shall take such rights subject to, and shall assume CBA’s obligations under, any such distribution agreement, and (B) upon such election by AB, CBA agrees to sell such rights to AB at the Fair Market Value thereof and on otherwise customary terms and conditions and to assign to AB CBA’s rights and obligations under any distribution agreement of the type described in the proviso to the preceding clause (A). The Parties shall enter into any documentation required to effect such sale and, if applicable, assignment as promptly as practicable following AB’s delivery of such notice to CBA.
SECTION 17.02.    The “Fair Market Value” of the CBA international distribution rights described in Section 17.01 (the “Rights”) for purposes of this Article XVII shall be determined in accordance with this Section 17.02. If CBA and AB agree on the fair market value of the Rights, then the Fair Market Value thereof shall be the amount agreed by CBA and AB. If CBA and AB do not agree on a fair market value for the Rights within 30 days of receipt by CBA of a Rights Call Notice, then the Parties shall each submit to the other their respective determinations of the fair market value of the Rights, together with the basis for such determinations. If the difference between their respective fair market value determinations is less than 10%, then the Fair Market Value shall equal the average of their respective fair market value determinations. If the difference between the Parties’ respective fair market value determinations is 10% or more, then CBA and AB shall jointly retain a mutually agreeable nationally recognized valuation firm (the firm or advisor so elected pursuant to this sentence, the “Appraiser”). The Appraiser shall conduct an appraisal using normal and customary valuation techniques to determine the fair market value of the Rights (which appraisal (a) shall take into account any Third

Party agreements that such Rights are subject to at such time in accordance with Section 17.01 and (b) shall not take into account the one-time payments made by AB to CBA under this Agreement pursuant to Sections 5.09 and 5.10). CBA and AB shall have an opportunity to present their respective analyses to the Appraiser. The Appraiser shall be required to determine a fair market value between the amounts proposed by CBA and AB, respectively, and shall be instructed by CBA and AB to complete its appraisal within 30 days following its engagement. CBA and AB shall cooperate and timely respond to any reasonable requests for information from the Appraiser in connection with its appraisal. The Fair Market Value of the Rights shall equal the average of the fair market value as determined by the Appraiser and the fair market value submitted by either CBA or AB that is closest to the fair market value determined by the Appraiser; provided that, if the fair market value determined by the Appraiser is the exact midpoint of the values submitted by CBA and AB, such midpoint value shall be the Fair Market Value of the Rights. The determination of the Appraiser shall be final and binding upon the Parties. The fees and expenses of the Appraiser shall be borne by the Party whose Fair Market Value determination was the furthest from that of the Appraiser or, if the Fair Market Value determinations of each of CBA and AB were equally different from that of the Appraiser, such fees and expenses shall be borne equally by CBA, on the one hand, and AB, on the other hand.
ARTICLE XVIII

AUDIT RIGHTS
SECTION 18.01.    In the event of any dispute between the Parties with respect to all or any portion of any CBA Production Cost, any CBA Delivery Cost, the Benchmark Annual Volume for any Covered Territory (other than for the 2017 Calendar Year), any International Royalty Fee or any component thereof (including any volume of Product sales reported by AB in connection with any International Royalty Fee), the disputing Party shall promptly notify the other Party thereof by written notice (a “Dispute Notice”) specifying the amount or amounts in dispute and the disputing Party’s calculation thereof. Following the delivery of any Dispute Notice by a disputing Party, each Party shall promptly (and in any event within 30 days thereafter) provide to the other Party any supporting documentation reasonably requested by the other Party with respect to the amounts in dispute and the Parties shall seek to resolve such dispute expeditiously and in good faith. If the Parties are not able to resolve such dispute within 30 days following the delivery of a Dispute Notice, the Parties shall submit such dispute for review and resolution by PricewaterhouseCoopers LLC or, if such firm is not available, another independent, nationally recognized accounting or consulting firm reasonably acceptable to each party (PricewaterhouseCoopers LLC or such other firm, the “Accounting Firm”), and the Accounting Firm shall make a final determination of the applicable amount in dispute; provided that the scope of such review by such Accounting Firm shall be limited to: (i) those matters that remain in dispute and (ii) whether the calculations of the CBA Production Cost, the CBA Delivery Cost, the Benchmark Annual Volume for any Covered Territory (other than for the 2017 Calendar Year), the International Royalty Fee o

r any component thereof, as applicable, were made in accordance this Agreement. The fees and expenses of the Accounting Firm pursuant to this Section 18.01 shall be paid based upon the relative extent to which the positions of AB and CBA are upheld by the Accounting Firm.
SECTION 18.02.    During the Term and for a period of at least two years following the termination of this Agreement, each Party shall maintain such books and records in accordance with generally accepted accounting principles consistently applied as are necessary to substantiate that: (i) all invoices and other charges submitted to the other for payment hereunder were valid and proper; (ii) the calculations of the CBA Production Cost, the CBA Delivery Cost, the Benchmark Annual Volume for any Covered Territory (other than for the 2017 Calendar Year), the International Royalty Fee and any components thereof, as applicable, are complete and correct; and (iii) no payments have been made, directly or indirectly, by or on behalf of either Party to or for the benefit of any employee or agent of the other Party who may reasonably be expected to influence such other Party’s decision to enter into this Agreement, or the amount to be paid by such other Party pursuant hereto (as used herein, “payment” shall include money, property, services and all other forms of consideration). Each Party and/or its representative shall have the right at any time during normal business hours, upon five Business Days’ notice (but not more than one time in any consecutive 12-month period), to have an Accounting Firm audit the books and records of the other to confirm (i) through (iii) above, in a manner that does not create unreasonable disruption to the audited Party’s normal conduct of business. In the event any such audit shall identify any underpayment or overpayment by one Party to the other, the Parties shall make such true-up payments as may be necessary to remedy any such underpayment or overpayment.
ARTICLE XIX

MISCELLANEOUS
SECTION 19.01.    (a) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and permitted assigns. CBA may not assign its rights or obligations under this Agreement to any Person without AB’s prior written consent. Notwithstanding the foregoing (but without limiting AB’s rights in the event of a Change of Control Event), in the event that CBA wishes to sell or otherwise transfer any CBA Brand then being distributed by AB or its Affiliates or designees hereunder or any Products associated therewith to any Third Party, (i) CBA shall not enter into any agreement or arrangement for such transfer unless the definitive documentation therefor requires the Third Party to assume all of the obligations of CBA under this Agreement with respect to such CBA Brand and (ii) CBA shall be permitted to assign all of its rights and obligations under this Agreement with respect to such CBA Brand to any Third Party in a transaction that otherwise complies with the preceding clause (i).

(b)    AB may assign this Agreement or any portion of AB’s performance obligations hereunder with respect to any Covered Territory to any of its Affiliates; provided that (i) any such assignment shall not deny CBA any of the benefits of this Agreement and (ii) AB shall remain liable for its rights and obligations hereunder notwithstanding any such assignment.
SECTION 19.02.    Any notice, request or demand to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made: (i) upon delivery, if delivered by hand and addressed to the Party for whom intended, at the address listed below; (ii) when transmitted and receipt is confirmed by telephone or e‑mail transmission, if delivered electronically and addressed to the Party for whom intended at the e-mail address listed below; provided that a copy of such electronic transmission is promptly deposited for delivery by one of the methods listed in clauses (i) or (iii) of this Section 19.02; or (iii) 10 days after deposit in the mails, if sent certified or registered air mail (if available) with return receipt requested, or five days after deposit, if deposited for delivery with a reputable courier service, and in each case addressed to the Party for whom intended at the address listed below:

If to CBA, to:	Craft Brew Alliance, Inc. 929 N. Russell St. Portland, Oregon 97227 Attn: Chief Executive Officer General Counsel E-mail: Andy.Thomas@craftbrew.com Marcus.Reed@craftbrew.com

If to AB, to:
Anheuser-Busch Worldwide Investments, LLC
250 Park Ave
New York, New York 10177
Attn: Global Vice President – Specialty Disruptive Growth Organization
E-mail: Jerome.Pellaud@ab-inbev.com

and

Anheuser-Busch Worldwide Investments, LLC
One Busch Place
St. Louis, Missouri 63118
Attn: Senior Associate General Counsel
E-mail: Thomas.Larson@anheuser-busch.com

Any party may change its address and/or e-mail for the purposes of this Section 19.02 by written notice hereunder given to the other party at least 10 days prior to the effective date of such change.
SECTION 19.03.    The Parties shall be and act as independent contractors and under no circumstances shall this Agreement be construed to create any agency, partnership, joint venture or employment relationship between the parties. Neither Party has any authority to bind the other in any way except as may be otherwise expressly stated in this Agreement. The Parties recognize that during the Term there may be employees of one Party upon the premises of the other. It is understood and agreed that on such occasions (i) the employees of each Party shall remain the employees of that Party solely, (ii) each Party shall be solely responsible for the wages and benefits for its employees and (iii) any injury which may be sustained by an employee shall be covered under the worker’s compensation insurance of the Party by which he or she is employed.
SECTION 19.04.    If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail in its essential commercial purpose or purposes. The Parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable substitute provisions that will maintain the economic purposes and intentions of this Agreement.
SECTION 19.05.    If by reason of Force Majeure either Party is unable, in whole or in part, to carry out any of its agreements contained herein, such party shall not be deemed in default during the continuance of such inability. The term “Force Majeure” as used herein shall mean any cause or event beyond the reasonable control of a party, including but not limited to the following: acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; acts of terrorism; insurrections; riots; landslides; earthquakes; fires; epidemics; storms; droughts; floods or explosions. Each Party agrees to notify the other party, in writing, upon learning of the occurrence of such event of Force Majeure and to remedy with all reasonable dispatch the cause or causes preventing it from carrying out this Agreement and to use commercially reasonable efforts to resume its performance with the least practicable delay.
SECTION 19.06.    This Agreement is entered into in the State of Missouri and will be governed by and construed under the Laws of Missouri, including the Uniform Commercial Code as in effect in the State. The Parties agree that any legal or equitable action or proceeding with respect to this Agreement shall be brought in the United States District Court for the Eastern District of Missouri (or if such court does not have jurisdiction, in any court of general jurisdiction in the County of St. Louis, Missouri).
SECTION 19.07.    In addition to all other rights available under Law, each Party shall be entitled to injunctive relief restraining the breach or threatened breach of each obligation under this Agreement and to specific performance of each obligation under this Agreement. The Parties agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of any obligation under this Agreement and agree to waive the defense in any action for injunctive relief or specific performance of any obligation under this Agreement that a remedy of law would be adequate. This Section 19.07 shall not apply to the payment obligations of either Party. To the extent permitted by Law, each Party hereby irrevocably waives any defense that it might have based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance or injunctive relief.
SECTION 19.08.    Failure by any Party to insist on strict performance by the other of any term, condition or obligation set forth in this Agreement shall not be deemed a waiver of the same or any similar breach, and no waiver of any provision hereof shall be effective unless in writing, specifying the provision to be waived.
SECTION 19.09.    This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements in regard thereto. This Agreement cannot be altered or modified except by an agreement in writing signed by authorized representatives of each of the Parties and specifically referring to this Agreement. The section headings are inserted for convenience only and are in no way intended to define or limit the scope, extent or intent of any provision of this Agreement and do not constitute a substantive part of this Agreement. Notwithstanding the terms of any purchase order or other communication exchanged between the Parties in connection with any order of Products or other transactions contemplated hereby, the terms and conditions of this Agreement shall govern the obligations of the Parties with respect to such order or transaction to the extent there is any conflict.
SECTION 19.10.    The Parties acknowledge each Party and its counsel have materially participated in the drafting of this Agreement. Consequently, the rule of contract interpretation, that ambiguities, if any, in a writing be construed against the drafter, shall not apply.
SECTION 19.11.    Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the Parties to this Agreement, and the indemnitees specified in Article XII or their respective successors or assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
SECTION 19.12.    This Agreement may be executed in one or more counterparts and shall be the valid and binding agreement of the Parties when the counterparts of this Agreement have been duly executed and delivered by each Party hereto.
SECTION 19.13.    No delay or omission to exercise any right or power accruing upon any breach or default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.
SECTION 19.14.    The provisions of Sections 8.06 and 18.02 and Articles I, XII, XV, XVII and XIX shall survive the expiration or earlier termination of this Agreement.
SECTION 19.15.    It is agreed and understood that CBA and Affiliates of AB are parties to (i) the Master Distributor Agreement, (ii) the Contract Brewing Agreement, (iii)

the Exchange and Recapitalization Agreement and (iv) a Registration Rights Agreement, whereby an Affiliate of AB may require CBA to register with the Securities and Exchange Commission the sale of CBA securities held by AB or its affiliates (the “Registration Rights Agreement” and, together with the Master Distribution Agreement, the Contract Brewing Agreement and the Exchange and Recapitalization Agreement, the “Additional Agreements”). No provision of this Agreement should be construed as affecting either Party’s rights or obligations under any of the Additional Agreements or any other agreement unless this Agreement specifically references such Additional Agreements or such other agreement with respect to such rights and obligations.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement by their representatives thereunto duly authorized.

ANHEUSER-BUSCH WORLDWIDE INVESTMENTS, LLC

By:	/s/ Thomas Larson
Name:	Thomas Larson
Title:	Chairman of the Board, President and Secretary

By:	/s/ Jeff Karrenbrock
Name:	Jeff Karrenbrock
Title:	Assistant Treasurer

CRAFT BREW ALLIANCE, INC.

By:	/s/ Andrew J. Thomas
Name:	Andrew J. Thomas
Title:	Chief Executive Officer

[Signature Page to International Distribution Agreement]

SCHEDULE 1.01(a)

PRODUCTS

Brand	Home	Beer	Packaging	Sub-Packaging	Commercial Description
Redhook	Seattle	Long Hammer	12 oz. bottles	4/6 pack	India Pale Ale
Redhook	Seattle	ESB	12 oz. bottles	4/6 pack	English Bitter
Widmer	Portland	Hefeweizen	12 oz. bottles	4/6 pack	Wheat
Kona	Kona Hawaii	Longboard	12 oz. bottles	4/6 pack	Island Lager
Kona	Kona Hawaii	Big Wave	12 oz. bottles	4/6 pack	Golden Ale
Omission	Portland	Lager	12 oz. bottles	4/6 pack	Lager Crafted to Remove Gluten
Omission	Portland	Pale Ale	12 oz. bottles	4/6 pack	Pale Ale Crafted to Remove Gluten

SCHEDULE 1.01(b)

CONFIDENTIAL TREATMENT REQUESTED. Portions of this document have been redacted and have been separately filed with the Securities and Exchange Commission. The redacted portions are marked with "[***]" in this document.

EXISTING TERRITORIES

Territory	2016 Shipment Volume thru July in BBLs	2016 Benchmark Annual Volume in BBLs*
Australia	[***]	[***]
Caribbean	[***]	[***]
Canada	[***]	[***]
China	[***]	[***]
Denmark	[***]	[***]
Finland	[***]	[***]
Guam	[***]	[***]
Hong Kong	[***]	[***]
Iceland	[***]	[***]
Ireland	[***]	[***]
Italy	[***]	[***]
Japan	[***]	[***]
South Korea	[***]	[***]
Netherlands	[***]	[***]
Norway	[***]	[***]
Panama	[***]	[***]
Russia	[***]	[***]
Singapore	[***]	[***]
Sweden	[***]	[***]
Switzerland	[***]	[***]
Taiwan	[***]	[***]
Thailand	[***]	[***]
United Kingdom	[***]	[***]
Total	[***]	[***]

* The Existing Territories include all other countries in Europe and Asia. Benchmark Annual Volume for all other countries in Europe and Asia not listed above is 0.

SCHEDULE 1.01(c)

INITIAL TERRITORIES
Mexico
Brazil
Chile

SCHEDULE 1.01(d)

METHODOLOGY TO MODIFY EXPORT MANAGER FEE

For each Calendar Year during the Term beginning with Calendar Year 2018, the Export Manager Fee shall be recalculated (rounding to the nearest one one-hundredth of a cent) each January 1 to be an amount equal to (M y-1) * (1 + GDP Price Deflator Increase), where (M y-1) equals the Export Manager Fee in effect for the prior Calendar Year and the GDP Price Deflator Increase equals the increase in the GDP Price Deflator (as defined in this Agreement) as of such date as compared to the first day of the immediately preceding Calendar Year.

SCHEDULE 2.01

EXISTING TERRITORIES FOR INITIAL TRANSITION
None.

SCHEDULE 4.03

INITIAL PRODUCTS

Brand	Beer	Packaging	Sub-Packaging	Commercial Description
Redhook	Long Hammer	12 oz. bottles	4/6 pack	India Pale Ale
Redhook	ESB	12 oz. bottles	4/6 pack	English Bitter
Widmer	Hefeweizen	12 oz. bottles	4/6 pack	Wheat
Kona	Longboard	12 oz. bottles	4/6 pack	Island Lager
Kona	Big Wave	12 oz. bottles	4/6 pack	Golden Ale
Omission	Lager	12 oz. bottles	4/6 pack	Lager Crafted to Remove Gluten
Omission	Pale Ale	12 oz. bottles	4/6 pack	Pale Ale Crafted to Remove Gluten

SCHEDULE 11.03

LIENS
1. Amended and Restated Credit Agreement, dated as of November 30, 2015, among Craft Brew Alliance, Inc., the Subsidiaries of Craft Brew Alliance, Inc. party to thereto, and Bank of America, N.A.

SCHEDULE 13.02(iii)

LITIGATION
None.